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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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FBL Financial Group, Inc.

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SEC 1913 (02-02)

5400 University Avenue

West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING

Dear Shareholder:

      The Annual Meeting of Shareholders of FBL Financial Group, Inc. will begin at 9:00 a.m. Central Daylight Time on Wednesday, May 17, 2006, at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa.

      Only shareholders who owned stock at the close of business on March 15, 2006 can vote at this meeting or any adjournments that may take place. At the meeting we will ask you to:

1.	Elect a Board of Directors;

2.	Approve the 2006 Class A Common Stock Compensation Plan;

3.	Ratify the appointment of our Independent Registered Public Accounting Firm for 2006, and

4.	Attend to other business that may properly come before the meeting.

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

      At the meeting we will also report on FBL’s 2005 business results and other matters of interest to shareholders.

      Enclosed with the mailing of this Proxy Statement is the 2005 Annual Report to Shareholders, which includes the 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The approximate date of mailing for this proxy statement, plus the proxy card and Annual Report, is March 31, 2006.

By Order of the Board of Directors

Jerry C. Downin
Senior Vice President,
Secretary and Treasurer

March 31, 2006

QUESTIONS AND ANSWERS

1.	Q:	What may I vote on?
	A:	1) the election of eight Class A directors;
2) the approval of the 2006 Class A Common Stock Compensation Plan, and
3) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2006.

2.	Q:	How does the Board recommend I vote on the proposals?
	A:	The Board recommends a vote FOR each of the nominees for Class A directors, and FOR each of the other proposals.

3.	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2006 (the record date) are entitled to vote at the annual meeting.

4.	Q:	How do I vote?
	A:	Sign and date each proxy card you receive and return it in the pre-paid envelope. Or, depending on the form of proxy card or voting instruction card you receive, you may follow directions on the card to cast your vote by telephone or over the internet. If you return your signed proxy card but do not mark the box as showing how you wish to vote, your shares will be voted FOR the three proposals. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL’s corporate secretary, 2) voting in person, or 3) returning a later dated proxy card.

5.	Q:	Who will count the votes?
	A:	Mellon Investor Services LLC (Mellon), our transfer agent, will receive the proxy cards and tabulate the results. Mellon’s report will be verified by an employee of our legal department who will be appointed as the inspector of election.

6.	Q:	Is my vote confidential?
	A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Mellon. They are forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

7.	Q:	What shares are included in the proxy cards?
	A:	The shares on your proxy cards represent all of your shares, including those in FBL’s Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction card. If you do not vote by telephone or internet or return your proxy cards, your shares will not be voted. If employees do not vote by internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

8.	Q:	What does it mean if I get more than one proxy card?
	A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Sign and return all proxy cards to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a proxy card for any shares owned directly by employees.

9.	Q:	How many shares can vote?
	A:	As of the record date, March 15, 2006, 28,270,175 shares of Class A common stock, 1,192,990 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 39,463,165 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

10.	Q:	What is a “quorum”?
	A:	A “quorum” is a majority of the outstanding shares that may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the votes cast to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

11.	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2006 can vote.

12.	Q:	How will voting on any other business be conducted?
	A:	Although we do not know of any business to be conducted at the 2006 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy card gives authority to Craig Lang, FBL’s Chairman, and Bill Oddy, FBL’s Chief Executive Officer, to vote on such matters at their discretion.

13.	Q:	Who are the largest principal shareholders?
	A:	Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2006. It owned 14,694,157 shares of Class A common stock (52.0% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 64.5% of the total potential votes. Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) held 727,362 shares of Class A common stock (2.6% of that class) and 213,590 shares of Class B common stock, being 17.9% of that class; in total, 2.4% of the total potential votes. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters’ address, 5400 University Avenue, West Des Moines, Iowa 50266. In addition, Dimensional Fund Advisors Inc. (“Dimensional”) has informed us by filing Schedule 13G that it is the beneficial owner of 1,927,990 shares of Class A common stock as of December 31, 2005, 6.8% of the class. Its address is 1299 Ocean Ave., 11th Floor, Santa Monica, CA 90401. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment advisor to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting that the various investment companies and managed accounts are the owners of the shares.

14.	Q:	How are the Class B directors elected?
	A:	Only Farm Bureau organizations may own Class B common stock. Farm Bureau federations or their affiliates in 15 Midwestern and Western states own Class B shares. By agreement, only presidents of the 15 state Farm Bureau federations, and one officer of a Farm Bureau organization, are eligible for nomination as the five Class B directors. The Class B nominating committee is made up of all of the Class B directors, who meet annually with representatives of the other Class B shareholders to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and the Executive Director of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization retains more than 50% of the Class B shares.

15.	Q:	When are shareholder proposals for the next annual meeting due?
	A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Jerry C. Downin, Senior Vice President, Secretary and Treasurer, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 3, 2006. Additionally, FBL’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 45 days before the first anniversary of mailing of this year’s proxy statement. That would be February 15, 2007. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2007 annual meeting to present the proposal.

16.	Q:	Can a shareholder nominate someone as a director of the Company?
	A:	As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 45 days prior to the first anniversary of the mailing of this year’s proxy statement. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee’s written consent to being named in a proxy statement and to serve as a director if nominated. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE

Corporate Governance Principles

      The Board of Directors adopted governance principles to provide guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance principles is posted on the Company’s website at www.fblfinancial.com. We will also provide a copy of the governance principles to shareholders upon request.

Objective of the Board of Directors

      The business of FBL is managed under the direction of the Board. The Board is to represent the interests of the shareholders; as such it is to oversee the strategic direction and conduct of the Company’s business activities so as to enhance the long term value of the Company. One of the Board’s principal roles is to select and oversee a well qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

      In addition to serving the long-term interests of the shareholders, the Board has responsibility to the Company’s customers, policyholders, employees and the communities where it operates. These responsibilities are founded upon the successful perpetuation of the business and the promotion of the highest ethical standards.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company’s financial statements and operations, and in all financial reporting and disclosure;

•	Review and approve management’s strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management’s performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Organization

      The Board consists of a majority of independent directors, even though the Company is a “controlled company” which is not required to have an independent majority. Eight Class A directors include the Chief Executive Officer and seven independent directors who are elected by the holders of the Class A common stock and the Series B preferred stock, all voting as a single class. The Class B common stockholders elect five Class B directors. The Board should make its own determination from time to time of what leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. Under this arrangement, Craig Lang, President of the Iowa Farm Bureau Federation, is the Chairman. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee, as well as remaining a member of the Audit Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

      The Board also maintains three standing committees comprised solely of independent directors — the Audit Committee, the Management Development and Compensation Committee, and the Class A Nominating and Corporate Governance Committee. The Class B Nominating Committee is made up of all the Class B directors. The Finance Committee and the Executive Committee consist of both Class A and Class B members. Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Board Operation

      The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior managers at any time. Strategic planning and succession planning sessions are held annually at regular Board meetings.

Board Advisors

      The Board and its committees (consistent with their respective charters) may retain their own advisors as they determine necessary to carry out their responsibilities.

Board Evaluation

      The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board’s performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

      The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, will review and make recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee shall periodically review director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. Directors may be awarded compensation sufficient to compensate them for the time and effort they expend to fulfill their duties.

Director Share Ownership Guidelines

      As part of a director’s total compensation and to more closely align the interests of directors and the Company’s stockholders, the Board believes that a meaningful portion of a director’s compensation should be paid in the form of common stock of the Company. Directors shall receive stock options annually under the Company’s existing stock option plan and may choose to receive some or all director fees in shares or in share equivalent units under the Directors Compensation Plan. In 2004, the Board determined that directors are required to own FBL stock in the amount of three times their annual retainer by the latter of year end 2009 or within five years of becoming a director.

Charitable Contributions

      The Board shall also review charitable contributions by the Company to organizations with which any director is affiliated. In addition, the Board shall review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Corporate Conduct

      We have adopted the FBL Code of Conduct, which applies to all employees, officers and directors of the company. The Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the New York Stock Exchange (“NYSE”). We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Conduct and the Code of Ethics are posted on our website at www.fblfinancial.com under the heading “Corporate Governance — Governance Library”. We will also provide copies of these documents to shareholders upon request. We intend to disclose any amendments to the Code of Conduct or Code of Ethics, as well as any waivers for executive officers or directors, on our website.

Communications with the Board of Directors

      The Board has established a process for shareholders to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail at Contact.Board@FBLFinancial.com.

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

      There are eight nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and holders of the Series B preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and seven nominees are independent of management. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the seven independent nominees — Messrs. Chicoine, Creer, Gill, Hanson, Larson, Mehrer and Walker — possess the degree of independence from management and from the Company mandated by the Securities and Exchange Commission and the NYSE.

      In making its independence determinations, the board specifically reviewed information that director Paul E. Larson is also a director of Wellmark, Inc., a mutual insurance company which provides Blue Cross-Blue Shield health insurance policies sold by agents of the Company’s insurance affiliates in Iowa and South Dakota. The Company’s managed affiliate, Farm Bureau Mutual, received in excess of $18,000,000 of commission income for such sales in 2005, the bulk of which was in turn paid to the selling agents. Mr. Larson is not an officer or significant shareholder of Wellmark, Inc. The amounts involved are substantially below 3% of revenues of the affected companies. Based on these facts, the Board determined that this relationship is not material and does not affect the independence of Mr. Larson. There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. Biographical information on each nominee, including the five Class B director nominees, is in the following pages. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

      John W. Creer has notified us that he intends to resign from the board as of June 30, 2006. Mr. Creer, who has been a director since 1996, recently retired as President and Chief Executive Officer of Farm Management Company, the international agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon). Mr. Creer and his wife have accepted an 18 month assignment to serve as Church Service Missionaries in Hong Kong, to begin in July 2006. Because of the distance and duration of the assignment, Mr. Creer determined it was appropriate to resign from the Board. The Class A Nominating and Corporate Governance Committee will be reviewing potential candidates for presentation to the board to fill this vacancy at or shortly after June 30, 2006.

      YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

Nominees for Class A Director

      Jerry L. Chicoine is the Lead Director of the independent directors, Vice Chairman of the Board, and serves on the Executive Committee and the Audit Committee. He has been named by the Board of Directors as one of our “audit committee financial experts.” Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer’s Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. He is a member of the board of directors of several non-public companies, including Ruan Holdings and The Weitz Company, and of Simpson College.

Member: Audit and Executive Committees

Class A Director since 1996 Age: 63

      John W. Creer retired in 2005 after 25 years as President and Chief Executive Officer of Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon). As such he was responsible for management of a substantial multi-national resource. He was also Secretary of the worldwide church’s Investment Policy Committee. In addition, he has recently served as chairman of the Utah State School and Institutional Trust Lands Board of Trustees. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich. He is chair of the Class A Nominating and Corporate Governance Committee.

Member: Audit and Class A Nominating and Corporate Governance Committees

Class A Director since 1996 Age: 66

      Tim H. Gill has been President and Chief Executive Officer of Montana Livestock Ag Credit, Inc. since 1986. The company specializes in agricultural finance throughout the state of Montana, underwrites long term real estate loans and has its own investment offerings. Mr. Gill is on the finance committee of Montana Stockgrowers; a trustee and finance chairman of the Montana Stockgrowers Research and Education Foundation; a member of the tax and credit committee of the National Cattlemen’s Beef Association; a director and past chairman of the Montana Council on Economic Education, and chairman of the Montana State University College of Agriculture Development Board.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation Committees

Class A Director since 2004 Age: 53

      Robert H. Hanson was an investment banker with Merrill Lynch, Pierce Fenner & Smith in New York from 1965 to 1989, since 1972 as a Vice President, specializing in providing corporate finance services to the regulated utilities and telecommunications industries. In 1990 he relocated to Cody, Wyoming, where he was employed by Dean Witter Reynolds, Inc. as an Account Executive, and later by D.A. Davidson & Co., as Vice President and Office Manager of that firm’s Cody office. In 1993 he joined GST Telecommunications, Inc., initially as Senior Vice President — Corporate Development, and

subsequently as Chief Financial Officer, retiring from those positions in 1999. Mr. Hanson is a past member of the Wyoming Telecommunications Council and current Vice Chairman of the Cody Economic Development Council. In addition, he is a director and trustee of two national conservation organizations, for which he has the responsibility for financial and investment management. Mr. Hanson is a graduate of Yale University. He is chair of the Finance Committee.

Member: Finance and Class A Nominating and Corporate Governance Committees

Class A Director since 2004 Age: 64

      Paul E. Larson is the chair of the Audit Committee. He has been named by the Board of Directors as one of our “audit committee financial experts.” He retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s in 1999, and inducted into the American Institute of CPA’s Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which is managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee’s financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004.

Member: Audit and Management Development and Compensation Committees

Class A Director since 2004 Age: 53

      Edward W. Mehrer is currently a member of the board of directors, and the audit and compensation committees of Winn-Dixie Stores, the audit and compensation committees of NovaStar Financial, and the audit committee of MGI Pharma. He served as Interim Chief Executive Officer of CyDex, Inc., a drug delivery company, from late 2002 to mid 2003, and as its Chief Financial Officer from November 1996 to December 2003. Prior to joining CyDex in 1996, Mr. Mehrer was Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow and a Director and member of its executive committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for KPMG Peat Marwick in Kansas City, Missouri.

Member: Finance and Management Development and Compensation Committees

Class A Director since 2004 Age: 67

      William J. Oddy, FSA, was elected Chief Executive Officer of FBL and of Farm Bureau Mutual and their major operating subsidiaries, and a Class B Director, March 1, 2000. Pursuant to the revised board structure presented to the shareholders in 2004, Mr. Oddy was reclassified as a Class A director. Mr. Oddy is also a director of several non-public companies with which we have investment and business relationships, including Berthel Fisher & Company, Berthel Fisher & Company Financial Services and American Equity Investment Life Insurance Company. He is also a director of our subsidiary, EquiTrust Life Insurance Company (“EquiTrust Life”). Mr. Oddy has been employed by FBL and its affiliates since 1968, and prior to becoming CEO served as Chief Operating Officer from 1993 to 1997, and Executive Vice President and General Manager of the Company’s life insurance subsidiaries from 1997 to 2000.

Member: Executive and Investment Committees

Class B Director 2000-2004; Class A Director since 2004 Age: 61

      John E. Walker is the chair of the Management Development and Compensation Committee. He retired January 1, 1996 from Business Men’s Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee.

Member: Management Development and Compensation, and Class A Nominating and Corporate Governance Committees

Class A Director since 1996 Age: 67

Nominees for Class B Director

      Craig A. Lang is the Chairman of the Board, and chair of the Executive Committee. He has been a director of the Iowa Farm Bureau Federation since 1992 and was its Vice President for six years beginning in 1995. He has been a director of Farm Bureau Mutual and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1993. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and President of its subsidiary, Farm Bureau Management Corporation. He was also then named President of Farm Bureau Life and Farm Bureau Mutual (until 2003), a director and president of EquiTrust Life and a director of Western Agricultural Insurance Company (Western Ag). In 2003 Mr. Lang was elected to the Board of Directors of the American Farm Bureau Federation. He is also a director of FB BanCorp. He served as the Iowa governor’s appointed chairman of the Grow Iowa Values Fund, within the Iowa Department of Economic Development, in 2003 and 2004. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,000 acres near Brooklyn, Iowa where they have a 400 head dairy operation.

Member: Executive and Class B Nominating Committees

Class B Director since 2001 Age: 54

      Jerry C. Downin is Senior Vice President, Secretary and Treasurer of FBL and of Farm Bureau Mutual and their major operating subsidiaries. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation, and Vice President and Treasurer of Farm Bureau Management Corporation. He was elected to all of those positions in March 2000. Mr. Downin has been employed by the Iowa Farm Bureau Federation since 1968. He has previously worked for the federation as Director of Organization, Director of Public Affairs, State Legislative Director, Director of Environmental Affairs and Regional Manager. He serves on the Board of Directors of Living History Farms.

Member: Executive and Class B Nominating Committees

Class B Director since 2000 Age: 64

      Steve L. Baccus became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau Federation. He is also Chairman of the Board of Directors of Farm Bureau Mutual, and a director of Farm Bureau Life, EquiTrust Life, Western Ag and FB BanCorp. He is also a member of the Board of Trustees of Kansas Wesleyan University in Salinas, Kansas. In 2004 Mr. Baccus was elected to the Board of Directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelors and masters degrees in psychology from Washburn University and Chapman College, respectively.

Member: Executive and Class B Nominating Committees

Class B Director since 2002 Age: 56

      G. Steven Kouplen previously served as a Class B Director from February 2000, following his late-1999 election as President of the Oklahoma Farm Bureau Federation, to May 2003. Mr. Kouplen has a commercial Hereford cow-calf operation on 2,000 acres near Beggs, Oklahoma, which also includes a small grain operation consisting of wheat, milo and alfalfa. He is a director of Farm Bureau Life and Western Ag, and was elected to the board of directors of American Farm Bureau Federation in 2000.

Class B Director 2000 to 2003 Age: 55

      Frank S. Priestley was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life and Western Ag. He is also a director of FB BanCorp. Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho.

Member: Finance and Class B Nominating Committees

Class B Director since 1998 Age: 57

COMPENSATION OF NON-EMPLOYEE DIRECTORS

      Class A directors and Class B directors receive annual retainers of $24,000 and $10,000, respectively, plus a fee of $1,250 for each Board meeting attended ($500 for telephonic meetings). Members of the Audit Committee receive $1,000 per meeting; members of the Class B Nominating Committee receive $500 per meeting; members of the other committees receive $1,000 per meeting ($500 per telephonic meeting). The chairpersons of the Audit, Management Development and Compensation, Class A Nominating and Corporate Governance, and Finance committees receive 200% of the fee paid to the members. Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings, and are reimbursed for travel expenses of their spouse for one Board meeting per year. In 2005 spouse travel expenses were reimbursed to existing Board members Creer, Gill, Hanson, Lang, Mehrer and Priestly, and former Board member Al Christopherson; none exceeded $900. The non-employee directors each annually receive nonqualified stock options to purchase 4,000 shares at the date of grant fair market value.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors met five times during 2005, including one telephone conference meeting. All of the current directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all of the current directors did attend the last annual meeting in May 2005.

      The committees of the Board of Directors and the number of meetings held by each committee in 2005 were:

Number of Meetings
Committee Name	Held During 2005

Executive Committee	6

Audit Committee	9

Finance Committee	5

Management Development and Compensation Committee	7

Class A Directors Nominating and Corporate Governance Committee	4

Class B Directors Nominating Committee	1

      The Executive Committee is composed of Lang (Chairman), Baccus, Chicoine, Downin and Oddy, with Stephen M. Morain, Senior Vice President and General Counsel, serving as an ex-officio member. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

      The Audit Committee consists of Class A directors Chicoine, Creer and Larson, with Mr. Larson serving as Chairman. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that all members of the Audit Committee meet such standards, and further that all members are “financially literate,” and that two members of the committee have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that Mr. Chicoine and Mr. Larson are “audit committee financial experts,” as that term is defined in SEC regulations.

      The Audit Committee hires FBL’s Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the Securities and Exchange Commission, system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Mutual may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. The Board of Directors approved an Audit Committee Charter in 2001 and approved revisions to the charter in 2004 and 2005. A copy of the revised Audit Committee Charter is available on our web site, www.fblfinancial.com.

      The Finance Committee is designated by the Chairman of the Board and composed of directors Hanson, Mehrer and Priestley, with Mr. Hanson as chair. The Finance Committee reviews capital adequacy and all budgets proposed by management and makes recommendations regarding them to the Board of Directors, and oversees the company’s risk management process.

      The Management Development and Compensation Committee is composed of Class A directors Gill, Larson, Mehrer and Walker, with Mr. Walker serving as Chairman. The Committee’s basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders’ interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans involving the Company’s equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board’s review of the Chief Executive Officer’s performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

      The responsibilities of the Class A Directors Nominating and Corporate Governance Committee include to assist the Board (i) in identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) in determining the composition of the Board of Directors and its committees, (iii) in monitoring a process to assess board effectiveness and (iv) in developing and implementing the Company’s corporate governance guidelines. Current members are Creer, Gill, Hanson and Walker, with Mr. Creer as chair. The committee’s charter and the corporate governance guidelines are available at our website, www.fblfinancial.com. The committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in question 16 at the beginning of this Proxy Statement. The committee will review candidates’ qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses, and prior experience as a director. The committee also reviews the candidate’s independence from the Company and its management, based on responses to written questions, background checks and personal interviews. The Class A Directors Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board’s operations. It also periodically reviews matters involving the Company’s corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

      The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the five Class B directors, who meet with the presidents of the other eleven state Farm Bureau organizations which are Class B shareholders, to determine nominees for election.

      In addition to the Board committees, we have established several operational committees the activities of which are reported to the Board. These include an Investment Committee which consists of Mr. Oddy and five additional executive officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated property/casualty insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table shows how many shares of Class A common stock were owned by each director, director nominee and each executive officer named in the Summary Compensation Table, as of February 28, 2006. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 4%.

	Shares
	Beneficially
Name	Owned

Steve L. Baccus	12,000	(a)

Jerry L. Chicoine	36,495	(a)(b)

John W. Creer	28,877	(a)(b)

Jerry C. Downin	40,724	(c)(d)

Tim H. Gill	9,030	(a)(b)

Robert H. Hanson	11,066	(a)(b)

G. Steven Kouplen	8,000	(a)

Craig A. Lang	19,922	(c)(d)

Paul E. Larson	9,308	(a)(b)

Edward W. Mehrer	8,000	(a)

Stephen M. Morain	87,163	(c)(d)

James W. Noyce	131,697	(c)(d)

William J. Oddy	173,189	(c)(d)

Frank S. Priestley	19,000	(a)

JoAnn W. Rumelhart	48,153	(c)(d)

Bruce A. Trost	17,433	(c)(d)

John E. Walker	34,784	(a)(b)

All directors and executive officers as a group (22 persons)	921,635

(a)	Includes shares subject to options exercisable within 60 days for the following directors or director nominees: Baccus, 12,000; Chicoine, 23,000; Creer, 19,000; Gill, 8,000; Hanson, 8,000; Kouplen, 8,000; Larson, 8,000; Mehrer, 8,000; Priestley, 19,000, and Walker, 23,000.

(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 13,495; Creer, 9,877; Gill, 1,030; Hanson, 3,066; Larson, 1,308, and Walker, 11,784.

(c)	Includes share units held in Company 401(k) Savings Plan equivalent to the following shares: Downin, 348; Lang, 906; Morain, 9,976; Noyce, 6,043; Oddy, 17,247, Rumelhart, 11,206, and Trost, 677.

(d)	Includes shares subject to options exercisable within 60 days for the following executive officers: Downin, 40,376; Lang, 19,016; Morain, 36,847; Noyce, 51,282, Oddy, 34,402; Rumelhart, 13,841, and Trost, 3,014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2005 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

      Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions — Management and Marketing Agreements,” we receive management fees for managing our affiliates. Two officers, Mr. Lang and Mr. Downin, are employed by Farm Bureau Management Corporation, a wholly owned subsidiary of the Iowa Farm Bureau Federation, and with the exception of option grants, they are compensated by Farm Bureau Management Corporation.

      The current executive officers of the Company are as follows:

Name	Age	Position

Craig A. Lang	54	Chairman of the Board and Director

William J. Oddy	61	Chief Executive Officer and Director

Jerry C. Downin	64	Senior Vice President, Secretary, Treasurer and Director

Stephen M. Morain	60	Senior Vice President and General Counsel

James W. Noyce	50	Chief Financial Officer and Chief Administrative Officer

John M. Paule	49	Chief Marketing Officer; Executive Vice President — EquiTrust Life

JoAnn W. Rumelhart	52	Executive Vice President — Farm Bureau Life

Bruce A. Trost	50	Executive Vice President — Property-Casualty Companies

James P. Brannen	43	Vice President, Finance

Douglas W. Gumm	51	Vice President, Information Technology

Barbara J. Moore	54	Vice President, Property-Casualty Operations

Lou Ann Sandburg	57	Vice President, Investments

David T. Sebastian	53	Vice President, Sales

      The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

      Biographical information for Messrs. Lang, Oddy and Downin is found above under “Election of Directors.”

      Stephen M. Morain is Senior Vice President and General Counsel, an ex-officio member of the Executive Committee and a member of the Investment Committee. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Farm Bureau Management Corporation, and Senior Vice President and General Counsel of FBL’s major operating subsidiaries and of Farm Bureau Mutual. Mr. Morain is also chairman and a director of Edge Technologies, Inc. He is chairman of the Iowa Life & Health Insurance Guaranty Association, and a member of the life and health guaranty funds in Colorado and Wyoming. He is a trustee and treasurer of Des Moines University and a director and treasurer of the Des Moines Public Library Foundation. Mr. Morain has been employed by the Company and its affiliates since 1977.

      James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, has been Chief Financial Officer of FBL and its major operating subsidiaries since January 1996, and Chief Administrative Officer since July 2002. Additionally, from January 2000 to July 2002 he was Executive Vice President and General Manager of the property-casualty companies managed by FBL. He is a member of the Investment Committee, Chairman of the CEO/CFO Certification Committee, Chairman of the Corporate Compliance Committee

(and Chief Compliance Officer) and Chairman of the Asset-Liability Management Committee of the life insurance companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel Fisher & Company and two of its subsidiaries. Mr. Noyce is vice chair of the Grandview College Board of Trustees and a director of Special Olympics Iowa, United Way of Central Iowa and the Mid-Iowa Council of Boy Scouts of America.

      John M. Paule has been Chief Marketing Officer since January 2000 after serving as Vice President, Corporate Administration from August 1998 and Vice President, Information Technology from January 1998. In 2003 he was also appointed Executive Vice President of the company’s subsidiary, EquiTrust Life Insurance Company. Mr. Paule is a member of the Investment Committee, the Asset-Liability Management Committee and Chairman of the Agent Compensation Task Force. Mr. Paule had been employed by IBM Corporation from 1978 until he joined FBL in 1997. During his last five years with IBM he was its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a past president of the Board of Directors of the West Des Moines Community School District and of the West Des Moines Chamber of Commerce.

      JoAnn W. Rumelhart, FSA, MAAA, has been Executive Vice President — Farm Bureau Life Insurance Company since 2000. She is a member of the Investment Committee. She was Vice President — Life Operations of FBL and its major operating subsidiaries from 1994. She began working for FBL in 1978, and served as Vice President — Client Services from 1991. Ms. Rumelhart is a member of the Executive Development Committee Task Force for LIMRA International, and a member of the Dean’s Advisory Council for Iowa State University’s College of Liberal Arts and Sciences.

      Bruce A. Trost became Executive Vice President of the Company’s managed property-casualty operations in November 2004. Mr. Trost has been employed by companies associated with Farm Bureau interests throughout his career. He was Executive Vice President and CEO of Nodak Mutual Insurance Company, Fargo, ND, beginning in 2003 through 2004, and Vice President — Property Casualty Operations of the COUNTRY Companies, Bloomington, IL, from 1999 to 2003. He began working for COUNTRY in 1976, and from 1994 to 1999 he was Senior Vice President of United Farm Family Mutual Insurance Company, Indianapolis, IN.

      James P. Brannen, CPA, has been Vice President, Finance of FBL and of its major operating subsidiaries since January 2002, after serving as Vice President, Controller beginning in January 2000. He is the chairman of the Capital Adequacy Committee, the Benefits Administration Committee and the Acquisitions and the Expense Task Forces for the companies. He is also a member of the Investment Committee, the Enterprise Risk Management Committee and the Agent Compensation Task Force. He is a director of non-profit enterprises Children & Families of Iowa, and the Iowa Chapter of the American Parkinson’s Disease Association. Mr. Brannen has been employed by FBL and its affiliates since 1991.

      Douglas W. Gumm has been Vice President, Information Technology since January 2000. He had served as Information Systems Vice President since joining FBL on January 1, 1999. Mr. Gumm had been employed by Principal Financial Group in its Information Services division since 1975, his last five years serving as Director of Information Systems — Technical Services.

      Barbara J. Moore, CPCU, AIM, Are, AAM, has been Chief Operating Officer, Property-Casualty since April 2003. Prior thereto, Ms. Moore served as Vice President, Property-Casualty Operations of FBL from January 2000. She was the Vice President, Market Development for the prior year. Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998, and Senior Vice President of Property-Casualty Operations for Western Ag and Western Farm Bureau Mutual from 1991 to 1996. Ms. Moore has been employed by FBL and its affiliates since 1978.

      Lou Ann Sandburg, CFA, FLMI, has been Vice President, Investments since January 1998. She joined the Company in 1980 as the portfolio manager of the EquiTrust Money Market Fund, and later assumed the management of the tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was named Securities Vice President in 1993 and Investment Vice President, Securities, in 1994. She serves on the Asset-Liability Management Committee and the Credit Committee, and chairs the Investment Committee. She is past president and a board member of the Iowa Society of Financial Analysts.

      David T. Sebastian has been Vice President, Sales since November 1, 2004. He has over 20 years of executive management consulting experience as an independent consultant, including several years of acting as a consultant to FBL. His projects included business strategy development, business planning and design, marketing and sales planning, and other executive level projects for a diverse group of clients, both private and public. He was Vice President, Planning, Development and Administration for NCS Pearson, a subsidiary of Pearson, PLC, from 2002 until 2004.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation expense paid by FBL to the Chief Executive Officer and to the Company’s other four most highly compensated executive officers who were serving on December 31, 2005, for services rendered to FBL and its affiliates in all capacities during the fiscal years ended December 31, 2003, 2004 and 2005.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards

				Other(c)	Restricted	Securities
				Annual	Stock	Underlying
Name and Principal Position(a)	Year	Salary	Bonus	Compensation	Awards(d)	Options(#)(e)

William J. Oddy	2003	$617,971	$232,610	$120,657	—	31,691
Chief Executive Officer	2004	$630,000	$302,454	$155,484	$374,989	44,289
	2005	$650,000	$461,230	$193,077	$399,993	46,054
James W. Noyce	2003	$413,034	$155,470	$54,063	—	21,181
Chief Financial Officer and	2004	$413,034	$156,516	$68,277	$200,013	23,621
Chief Administrative Officer	2005	$435,000	$246,936	$78,673	$225,003	25,905
Stephen M. Morain	2003	$428,168	$120,850	$66,162	—	16,468
Senior Vice President and	2004	$428,168	$112,205	$81,791	$75,008	8,858
General Counsel	2005	$428,168	$151,851	$86,882	$74,992	8,635
Bruce A. Trost(b)	2003	—	—	—	—	—
Executive Vice President —	2004	$81,250	$74,500	$8,811	—	2,435
P/C Companies	2005	$335,000	$190,169	$46,264	$74,992	8,635
JoAnn W. Rumelhart	2003	$310,169	$116,750	$46,744	—	15,906
Executive Vice President —	2004	$318,170	$120,568	$60,477	$125,005	14,763
Farm Bureau Life	2005	$335,000	$190,169	$68,067	$134,991	15,543

(a)	These executives receive all their compensation from the Company. The Company charges a management fee for services it provides to the Company’s affiliates, and also is reimbursed by the affiliates for an allocated portion of expenses including executive compensation. See “Certain Relationships and Related Party Transactions — Management and Marketing Agreements.”

(b)	Mr. Trost’s 2005 salary and bonus include $65,426 which he has deferred under the Executive Salary and Bonus Deferred Compensation Plan. His 2004 bonus included a $43,712 hiring incentive to match the bonus he would have earned had he remained with his prior employer.

(c)	Other Annual Compensation in 2005 includes for each of the named executive officers the costs of an executive life insurance program through which the executives may purchase with after tax dollars a universal life insurance policy of up to twice salary and bonus, less $50,000, with a schedule of payments that will make the policy paid up at age 65; under this program payments were made to Oddy, $114,113; Noyce, $19,611; Morain, $38,934; Trost, $6,858, and Rumelhart, $16,903. Each named executive officer received an auto allowance of $20,052. No other perquisites or personal benefits were received by the named executive officers with a value in excess of 25% of such person’s total perquisites. Items of value received by the various named executive officers that do not reach the required disclosure level include but are not limited to (i) matching contributions made to the 401(k) plan accounts of each of the named executives up to ERISA limits; (ii) under a revised deferred compensation plan beginning in 2002, matching contributions accrue for each of the named executives in an amount equal to the 401(k) plan percentage match times base salary and bonus, less the ERISA limitation of

$210,000; (iii) dividends on restricted stock grants at the same rate per share as our regular dividends; (iv) employee group life premiums; (v) the costs of an executive disability program through which the executives may purchase with after tax dollars a disability policy to fully replace salary, and (vi) club memberships.

(d)	At December 31, 2005 restricted stock was held by the named executive officers in the following number of shares and closing market value: Oddy, 29,828, $987,657; Noyce, 16,352, $536,510; Morain, 5,776, $189,510; Trost, 2,846, $93,377; Rumelhart, 10,006, $328,297. Those shares were granted January 15, 2004 and January 17, 2005 and vest, if at all, in early 2007 and 2008 based on achievement of earnings per share performance criteria in fiscal year 2006, and earning per share and return on equity performance in fiscal year 2007, respectively. Dividends are paid on these shares of restricted stock and are included in “Other Annual Compensation”.

(e)	Awards include incentive and nonqualified stock options. The options have vesting periods as described in “Option Grants in Last Fiscal Year” table. Unvested options are forfeited upon voluntary termination of employment with the Company.

Equity Compensation Plan Information

      The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2005. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 9 to the consolidated financial statements.

(c) Number of
Securities
Remaining
	(a) Number of	(b) Weighted	Available for
	Securities to	Average	Future Issuance
	be Issued Upon	Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity compensation plans approved by shareholders:
Stock compensation plan	2,154,832	$21.00	3,950,902
Executive deferred compensation plan	2,111		247,889
Director’s deferred compensation plan	34,559		14,791

Total	2,191,502		4,213,582

Equity compensation plans not approved by shareholders:	None	None	None

OPTION GRANTS IN LAST FISCAL YEAR

      The following table summarizes stock options granted during the last fiscal year to the named executive officers under the Company’s 1996 Class A Common Stock Compensation Plan (the “Stock Compensation Plan”).

		Percent of Total
	Number of	Options Granted to
	Securities Underlying	Employees in	Exercise or	Expiration	Grant Date
	Options Granted(a)(c)	Fiscal Year	Base Price ($/sh)	Date	Present Value(b)

William J. Oddy	46,054	9.2%	26.35	1/17/15	$425,056
James W. Noyce	25,905	5.2%	26.35	1/17/15	238,009
Stephen M. Morain	8,635	1.7%	26.35	1/17/15	77,125
Bruce A. Trost	8,635	1.7%	26.35	1/17/15	74,535
JoAnn W. Rumelhart	15,543	3.1%	26.35	1/17/15	141,660

(a)	The exercise price of the options is the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment. Options vest upon normal retirement, death, disability and in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b)	The grant date present value of these options was estimated using a Black-Scholes-Merton option pricing model with the following weighted average assumptions: risk-free interest rate of 4.08%; dividend yield of 1.5%; volatility factor of the expected market price of FBL’s Class A common stock of 0.323, and a weighted average life expectancy of 6.76 years. The weighted average grant date fair value of the options granted to the named executives during 2005 was $9.13 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes-Merton model.

(c)	At December 31, 2005, 3,950,902 shares of Class A common stock were available for grant as additional awards under the Plan, including shares previously forfeited. No grants of stock appreciation rights (SARs) or stock awards were made under the Plan prior to January 1, 2004. See the “Restricted Stock Awards” column of Summary Compensation Table in regard to grants of restricted stock made in January 2004 and 2005, and “Board Committee Report on Executive Compensation” in regard to grants of restricted stock made in January 2006. The Plan by its terms expires in July 2006 and the shareholders are being asked to approve a new (but substantially similar) 2006 Class A Common Stock Compensation Plan which will include an authorization of 5,000,000 shares. See Proposal Two in this proxy statement.

AGGREGATED OPTIONS/SAR EXERCISES IN

LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

      The following table describes the exercise of options during 2005 and value of unexercised options held as of December 31, 2005, by the named executive officers:

			Number of Securities	Value of
	Shares		Underlying Unexercised	Unexercised In-the-Money
	Acquired On	Value	Options/SARs at FY-End(#)	Options/SARs at FY-End($)
Name	Exercise(#)	Realized(a)	Exercisable/Unexercisable	Exercisable/Unexercisable(a)

William J. Oddy	41,989	$543,408	12,232/118,598	$109,496/$1,089,603
James W. Noyce	—	—	48,905/69,594	820,532/662,300
Stephen M. Morain	—	—	28,251/25,833	441,649/253,647
Bruce A. Trost	—	—	1,287/9,783	8,860/62,383
JoAnn W. Rumelhart	12,822	118,119	0/43,747	0/420,042

(a)	Value determined from market price at fiscal year end ($32.81) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.

Retirement Benefits

      Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $210,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

      The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of high 36 consecutive month average salary and bonus calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997, 1.675% per year of service, plus 0.325% per year of service times the average salary less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits are generally provided with reductions of 3% per year before age 65.

      The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

      Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and bonuses paid to the participant during the given year.

      The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Oddy, Noyce, Morain and Trost, and Ms. Rumelhart, are approximately $586,000, $241,000, $247,000, $147,000 and $249,000, respectively. This calculation is based on service and earnings as of December 31, 2005. Mr. Trost’s benefit includes amounts available under a separate nonqualified plan reflecting his prior experience with other Farm Bureau related entities.

Other Compensation Plans

      FBL and Farm Bureau Mutual sponsor bonus plans for all employees, including a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals which generally relate to such matters as Farm Bureau membership levels, new business production, agent recruiting, expense levels and earnings. See discussion in “Board Committee Report on Executive Compensation” regarding bonus computations for the named executive officers. Payment of the performance incentive is made annually in a single, separate lump sum in early February of the ensuing year.

      We also have a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 2% of compensation are matched by Company contributions 100%, and contributions from 2% to 4% of compensation are matched 50%, subject to ERISA limitations, with the match paid in shares of Class A common stock. The matching funds may be moved to other investment options within the 401(k) plan at any time, at the election of the participants.

      As noted in footnote (c) to the Summary Compensation Table, we have a deferred compensation plan for executives based on the portion of the company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan and bear interest at the rate credited on FBL’s flexible premium deferred annuity, payable upon termination of employment.

      Also, in 2005 we established the Executive Salary and Bonus Deferred Compensation Plan. The Plan is available to approximately 30 employees at the level of Vice President and above. Salary and bonus deferrals elected by participants are maintained in an unfunded book entry account as share equivalents payable strictly in shares of Class A common stock. Accounts accrue dividend equivalents as dividends are declared, which also are added to the share equivalent amounts.

BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Development and Compensation Committee’s basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders’ interests and with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; to oversee hiring, promotion and development of executive talent within the Company, and to administer any benefit plans involving the Company’s equity securities.

      The committee consists solely of independent directors. It is responsible for determining the compensation of the chief executive officer. The committee has adopted and published a Management Development and Compensation Committee Charter in compliance with SEC and NYSE rules and listing standards, which can be found on our website, www.fblfinancial.com. The committee had four regular meetings and two meetings by conference call in 2005; each regular meeting included an Executive Session without management.

Compensation Criteria

      In making compensation determinations, the committee considers and endeavors to attain the following goals:

1)	attract and retain highly qualified and motivated executive officers and employees,

2)	encourage and reward achievement of FBL’s annual and long-term financial goals and operating plans, and

3)	encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

      The committee’s policy with regard to the compensation of executive officers is to meet these goals through a combination of base salary, annual bonus and opportunities for stock ownership and other benefits, with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact FBL’s overall performance.

Compensation Components

      The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

      Base Salary: Base salaries are targeted at a level based on the median amounts paid to comparable positions by a peer group of companies. Through 2003 base salaries had been set at levels between the 50th to 75th percentiles of those peer group compensation levels, with incentive compensation less heavily weighted. Because of this, base salaries for the named executive officers were not significantly increased from 2003 to 2005, but potential payments under the Company’s bonus plan payable in 2005 for 2004 performance, and payable in 2006 for 2005 performance, were increased. Total cash compensation, including bonus, is targeted at the 50th percentile of a peer group of companies for the named executive group. To determine recommendations of a specific salary within its range, the committee considers management input regarding the officer’s length of service in the position, experience, and management skills in handling short and long range operational and strategic issues. The companies in the peer group used for this purpose have been selected based on characteristics illustrating similarities to us, including industry classification, revenues, public company status, market capitalization, assets under management and level of complexity of the business. In 2005, based on a study done by the committee’s independent consultant, Mercer Human Resources Consulting, the committee adjusted the peer group to include companies that are more closely aligned with FBL based on the characteristics noted above.

      Annual Bonus: The committee believes that a significant portion of annual cash compensation for the executive officers should be variable (“at risk”) and tied to the Company’s financial results. FBL annually establishes profit, growth, and other goals under the Management Performance Plan which are approved by the committee. To put more of the potential annual pay at risk of performance, in 2004 and 2005 the committee limited base salary increases and increased target bonuses available upon attainment of the goals.

      Goals for the 2005 bonus included the following eight general topics: growth in property and casualty accounts with a Farm Bureau membership; Farm Bureau Life production growth; agent recruiting; life expenses; property/casualty expenses; FBL earnings per share; property/casualty combined ratio, and EquiTrust Life premiums collected. The target percentages of base salary payable as bonus payments have been increased for the named executive officers as noted in the following table, and the range of payments between a threshold level and a cap level have been broadened for this group and for the FBL management team, as compared to other employees receiving bonuses. The target percentage represents an amount available if a goal is met at a 100% level. These officers realize a bonus of 50% of target when the 75% threshold is met, rising proportionately to a bonus of 200% of the target if the goal is met at a 150% level. The cap percentage represents an amount available if the maximum attainment of each goal is realized. Currently the committee has a policy of limiting maximum cash bonuses to any individual to not more than $1,000,000 per year.

BONUS TARGET AS A PERCENTAGE OF BASE SALARY

Name	2004	2005	2006

William J. Oddy	40%	50%	80%

James W. Noyce	35%	40%	55%

Stephen M. Morain	25%	25%	35%

Bruce A. Trost	—	40%	50%

JoAnn W. Rumelhart	35%	40%	50%

      Executive Stock Ownership Guidelines and Long Term Incentives: The committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of their annual salary. To encourage ownership, the committee in late 2004 established Executive Ownership Guidelines. The Guidelines require the CEO within five years of January 1, 2005 (or within five years of start dates, if later) to own FBL common stock worth three times his annual base salary, and within ten years to own FBL common stock worth five times his annual base salary. The CFO, Executive Vice Presidents and Senior Vice Presidents are to own shares worth two times annual base pay in five years, and three times annual base pay in ten years, in FBL common stock. All other members of the executive group of approximately 30 persons are required to own shares worth at least one times annual base pay in FBL common stock within five years. If the guidelines are not met, the cash bonus of the particular officer, net of tax, could be required to be used to purchase FBL common stock for the account of the officer. If available, the required purchases will be made through the Executive Salary and Bonus Deferred Compensation Plan. The ownership guidelines do not recognize beneficial ownership of shares through restricted stock grants until they are vested, or through grants of stock options until they are exercised, but will recognize as beneficial ownership the share equivalents in unit accounts in the Deferred Compensation Plan and 401(k) plan.

      The 1996 Class A Stock Compensation Plan provides for the grant of stock options (nonqualified and incentive stock options), SARs, and shares of restricted stock. The plan is administered by the Management Development and Compensation Committee which consists solely of independent directors. To determine who will participate and the amount of awards, we have adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of the position. We intend to make grants of options on an annual basis. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date. New accounting requirements to expense stock options have caused certain companies to revise their use of stock options. The Committee remains of the view that option grants are an effective and important tool in both the compensation of management level personnel and in tying the goals and interests of management more closely to the goals and interests of the shareholders.

      Starting in 2004 we added grants of performance based restricted stock to the eleven person management team of executive officers. In 2006 this program was extended to an additional executive group of 20 persons at a vice president level. This change created more long-term incentives for this key group. We traditionally grant stock options to executives and other key employees each January 15. For the 2004 grant, we determined a target level of incentive awards to this group, then divided it by value, 50% in stock options and 50% in performance based restricted stock. The 2004 grant of restricted stock is subject to forfeiture in whole or part in early 2007 if earnings per share goals for 2006 are not met. For the 2005 equity grants, we divided equity incentive awards to the group by value, 50% in stock options and 50% in performance based restricted stock. The 2005 restricted stock grants are subject to forfeiture in whole or part if earnings per share and return on equity goals for 2007 are not met. For the 2006 equity grants, we again divided equity incentive awards to the group by value, 50% in stock options and 50% in performance based restricted stock. The 2006 restricted stock grants are subject to forfeiture in whole or in part if earnings per share goals for the three years ending December 31, 2008, and return on equity goals for 2008, are not met. Generally speaking, the performance criteria have been set at levels where expected performance would result in the executives earning 50% of the restricted shares; however, actual results could result in none, or all, of the shares being earned. The executives will have voting and dividend rights during the period of restriction. We intend to continue this usage of performance based restrictive stock in the future for this group. Currently the committee has a policy of limiting grants of restricted stock to not more than $1,000,000 grant date fair market value per year.

      We also encourage ownership of our stock through the employee 401(k) plan, in which all executives and full time employees are eligible to participate, by matching employee contributions in company stock as set forth under “Other Compensation Plans”, and by making an investment option available in a company common stock fund. In addition, company stock purchases with minimal transaction costs are available to our officers as well as employees and the public at large through a direct stock and dividend reinvestment plan offered through our transfer agent.

      Employee Benefits: FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executive insurance program allows the executive officers additional compensation with which they may purchase with after tax dollars a universal life insurance policy of up to twice salary and bonus, less $50,000, with a schedule of payments that will make the policy paid up at age 65, and a disability policy which will provide benefits in case of covered disability up to full salary.

CEO Compensation

      The compensation of Mr. Oddy in 2005 included the above four factors of base salary, cash bonus, stock ownership and employee benefits. Mr. Oddy became Chief Executive Officer of FBL and its major operating subsidiaries March 1, 2000, after a number of years with other management responsibilities.

      We increased his 2005 base salary 3.2% over 2004. This primarily reflected our change in philosophy to making compensation more performance oriented by increasing potential bonus earnings more than increasing base salaries. Mr. Oddy earned a bonus equal to 71% of his 2005 salary based on 2005 Company performance of established goals (48% in 2004). Mr. Oddy was awarded options for 46,054 shares of Class A common stock in 2005, which is 9.7% of the option awards granted to all employees in the year.

      Mr. Oddy’s increase in potential total compensation takes into account market factors, his prior performance and recognition of his additional responsibilities with FBL’s growth. Under Mr. Oddy’s leadership, the Company’s assets have increased from $3.7 billion at December 31, 1999 to $10.2 billion at December 31, 2005; book value per common share has increased from $15.94 to $28.88 in the same period. In the last several years, the Company has grown internally both through its traditional product lines and through index and other annuities sold through its EquiTrust Life subsidiary. The Company is realizing the benefits of its 2001 consolidation with Kansas Farm Bureau Life Insurance Company. In 2003, the Company’s managed property/casualty affiliate, Farm Bureau Mutual, merged with Farm Bureau Mutual Insurance Company, Inc. (Kansas) and Farm Bureau Insurance Company of Nebraska.

      FBL is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. FBL’s current strategy is to also expand through growth of its Farm Bureau Life distribution, growth in distribution of products by its EquiTrust Life subsidiary through independent agents, product alliances with other insurers, and through consolidations either inside or outside of the Farm Bureau network.

      Total compensation paid, deferred or accrued by the Company to or for Mr. Oddy for 2005 was approximately $2,571,216, including base salary ($650,000), cash bonus ($461,230), grant date fair market value of options ($425,056), grant date fair value of performance based restricted stock ($399,993), other annual compensation ($193,077), and annual increase in lump sum retirement benefits ($441,860). The foregoing does not include the value he realized by exercising certain prior stock option grants during 2005.

Change of Control Agreements

      We have entered into change of control agreements with each of the named executive officers, and with the other officers named in our “Executive Officers” list (except for Messrs. Lang and Downin, whose employer is the Farm Bureau Management Corporation). The forms of agreements were filed with the SEC as exhibits to our Form 10-Q in August 2002.

      In entering into these agreements, the Board determined that it is in the best interests of the Company and its stockholders to ensure that we will have the continued dedication of the executives notwithstanding the possibility, threat or occurrence of a termination of the Executive’s employment in certain circumstances, including following a change of control. Further, the Board stated that it “believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive’s employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive.”

      Under the agreements, a change of control is defined as occurring when any person acquires 35% of the combined voting power of the Company, or when during two consecutive years a majority of the directors originally on the board (and certain designated successors) cease to constitute a majority of the Board. The payments required by the agreements are triggered if during the two or three years after a change of control (i) the executive’s duties are changed or diminished inconsistent with his position, (ii) the executive’s base salary is reduced, (iii) the executive’s office is relocated more than 50 miles from West Des Moines, Iowa, (iv) existing employee plans are not continued or (v) the agreements are not assumed by the Company’s successor.

      If a triggering event occurs, the executive will become entitled to salary through the termination date, plus payment of a prorated bonus for that year, plus payment of a multiple of annual salary (paid monthly for the number of years equal to the multiplier, the “salary continuation period”), plus a multiple of the targeted annual bonus of the executive, plus continuation of benefit plans for the salary continuation period and certain accruals and vesting of retirement plans.

      The agreements are effective for three years after a change of control, at a multiple of salary and bonus of three times for Messrs. Oddy, Noyce, Morain, Paule and Trost, and Ms. Rumelhart, and for two years after a change of control, and a multiple of salary and bonus of two times for Messrs. Brannen, Gumm and Sebastian, Ms. Moore and Ms. Sandburg.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company’s chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and performance based restricted stock granted under the Stock Compensation Plan, as amended, and annual bonuses paid pursuant to the performance criteria of the Management Performance Plan, satisfy the requirements for performance-based compensation. Therefore, the company’s exposure to nondeductible compensation in excess of $1 million in any year paid to any executive officer is not material.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

John E. Walker, Chairman
Tim H. Gill
Paul E. Larson
Edward W. Mehrer

PERFORMANCE GRAPH

      The following performance graph shows a comparison of the cumulative total return over the past five years of FBL’s Class A common stock, the S&P Life and Health Insurance Index and the S&P 500. The graph plots the changes in value of an initial $100 investment, assuming reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

FBL Financial Group, Inc., S&P 500 Index and S&P 500 Life & Health Insurance Index

(Performance Results through December 31, 2005)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

FBL Financial Group, Inc.	100	98.32	117.12	158.01	177.39	206.78
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
S&P 500 Life & Health Insurance	100	92.27	77.29	98.23	119.99	147.00

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Organization of the Company

      FBL is a holding company that markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiaries. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. EquiTrust Life markets individual annuity products through independent agents and brokers and variable products through alliances with non-affiliated Farm Bureau insurance companies and other non-Farm Bureau life insurance companies. In addition to marketing our products through these channels, we have two closed blocks of coinsurance business. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to three Farm Bureau affiliated property-casualty companies.

Management and Marketing Agreements

      We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 2005 totaled $2,270,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2005 we incurred related expenses totaling $984,000.

      We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and another affiliate. Under the marketing agreements, the property-casualty companies are responsible for the development and management of our agency force. We paid $4,586,000 to Farm Bureau Mutual under this arrangement during 2005.

Relationship with Farm Bureau Organizations

      American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

      American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $444,000 for the year ended December 31, 2005. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,138,000. Royalty payments in 2005 in excess of $60,000 were made to Farm Bureau organizations in Idaho ($89,000), Kansas ($255,000), Minnesota ($102,000), Nebraska ($107,000), Oklahoma ($141,000), Utah ($72,000) and Wisconsin ($84,000).

Other Services, Transactions and Guarantees

      We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,069,000 for 2005. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

      Farm Bureau Life leased property under an annually renewable lease from Farm Bureau Mutual. This lease was terminated in December 2005. Rent expense for this lease totaled $770,000 for 2005.

      We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation, Farm Bureau Mutual, Nebraska Farm Bureau Federation and Kansas Farm Bureau and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services. In addition, we charged rent to a Farm Bureau organization for space occupied through December 31, 2005 in our Wisconsin property based on market or negotiated rates.

      Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2005, Farm Bureau Mutual paid us approximately $1,537,000 for use of such aircraft.

      Through our subsidiary, FBL Leasing Services, Inc., we lease computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2005, Farm Bureau Mutual paid approximately $8,890,000 and the Iowa Farm Bureau Federation paid approximately $919,000 under these leases.

      Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual paid us approximately $1,103,000 and the Iowa Farm Bureau Federation paid us approximately $79,000 for such services in 2005.

      Farm Bureau Mutual and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2005 under this arrangement totaled $2,162,000 from Farm Bureau Mutual and $1,312,000 from other Farm Bureau organizations.

PROPOSAL NUMBER TWO — APPROVAL OF 2006 CLASS A COMMON STOCK

COMPENSATION PLAN

      On November 16, 2005, our Board of Directors adopted, subject to shareholder approval, the 2006 Class A Common Stock Compensation Plan (the “2006 Plan”). The 1996 Class A Common Stock Compensation Plan (the “1996 Plan”) expires by its terms July 18, 2006, except for the options and restricted stock currently outstanding under that plan. The new 2006 Plan is designed to be a replacement for the 1996 Plan and to carry forward essentially all of its features, as described in this Proposal Two.

      We have successfully used equity grants to attract and retain employees since our 1996 initial public offering. We have regularly granted options to a broad base of management level employees. Approximately 12% of our employees received stock options during 2005. We have distributed options to our directors and directors of our first tier subsidiaries annually under the 1996 Plan. Historically, we have distributed 61% of our annual stock option grants to employees who are not named executive officers, 27% to the named executive officers, and 12% to our directors. We believe that our stock option program has been very successful throughout our public history in motivating both employees and directors, and in enhancing shareholder value.

      While our 1996 Plan has been a flexible, broad based instrument, we have until recently used it only for granting stock options. Since 2004 we have also been granting performance based restricted stock to executives as a portion of their annual equity grants, and we intend to continue that practice and to review the appropriateness of other forms of equity compensation available under the 2006 Plan as tax and accounting requirements allow. We have concluded that we should continue to have available a plan that affords the flexibility to issue a wide variety of equity based instruments to our directors, executives and employees.

      The 2006 Plan will be administered by the Management Development and Compensation Committee (the “committee”) of the Board of Directors, which consists only of independent directors. The 2006 Plan is intended to replace the 1996 Plan and continue giving us the flexibility to grant various types of awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, both time based and performance based, and other stock bonus awards. It will add an ability to grant restricted stock units should the committee determine to use that vehicle. We consider that flexibility to be important to our ability to maintain a competitive position in attracting, retaining and motivating key personnel.

      Under the 2006 Plan we may issue up to 5,000,000 shares of our Class A common stock. The 1996 Plan at February 28, 2006 still had available for future equity grants 3,378,147 shares. At that date 2,312,400 shares were underlying outstanding options, and 218,242 shares of restricted stock were still subject to lapse and forfeiture. Any reserved shares not used under the 1996 Plan, including any shares subject to outstanding options or restricted stock grants under the 1996 Plan as of May 17, 2006 that are subsequently terminated, forfeited or expire without being exercised, shall no longer be reserved for future issuance. We will not make grants of further equity instruments under the 1996 Plan after approval of the 2006 Plan by our shareholders.

      The 2006 Plan provides the flexibility needed to appropriately structure future equity compensation programs as well as individual awards to motivate our employees.

      The 2006 Plan includes the following terms:

•	Limitation on repricing. The 2006 Plan prohibits the committee from either (1) reducing the exercise price of outstanding options or stock appreciation rights or (2) canceling any outstanding option or stock appreciation right and granting in consideration thereof a new stock option or stock appreciation right under the 2006 Plan with an exercise price lower than the exercise price per share of the cancelled stock option appreciation right, in each case without the approval of shareholders.

•	No reload rights. The 2006 Plan doesn’t contain any provisions entitling the optionee to the automatic grant of additional options in connection with the exercise of the original option.

•	Limitations on transferability of awards. With limited family transfer exceptions, awards under the 2006 Plan may not be sold, assigned, transferred or pledged.

•	Limitations on plan amendments without shareholder approval. The 2006 Plan provides limitations on the ability of our Board to make certain amendments to the 2006 Plan without obtaining shareholder approval, as required by NYSE corporate governance rules relating to equity compensation plans and for compliance with Section 16b-3 of the Securities Exchange Act, among other matters.

•	Dividend rights. Unless otherwise provided for by the committee, only restricted stock awards would have dividend rights. None of the options issued under the 1996 Plan have dividend rights.

      The following tables provide information relating to option and restricted stock grants during our last three fiscal years, and the two months ending February 28, 2006, equity grant activity through February 28, 2006 and options and restricted stock outstanding as of February 28, 2006.

Employee and Executive Option

and Restricted Stock Grants

	As of the End of Year

	2006(a)	2005	2004	2003

Net grants during the period as a percentage of average outstanding

Class A common shares	2.04%	1.89%	1.73%	1.69%

Grants to the executive officers named in the summary compensation table in FBL’s proxy statement for the applicable period as a percentage of total options and restricted stock granted	33.36%	25.45%	23.92%	14.25%

Grants to the executive officers named in the summary compensation table in FBL’s proxy statement for the applicable period as a percentage of average outstanding Class A common shares	0.69%	0.50%	0.46%	0.29%

Cumulative options and restricted stock held by the executive officers named in the summary compensation table in FBL’s proxy statement for the applicable period as a percentage of total options and restricted stock outstanding	23.56%	19.63%	16.96%	22.97%

(a)	For 2006, this information is year-to-date through February 28, 2006.

Summary of Grant Activity — 2005 and 2006 through February 28, 2006

	Equity Grants Outstanding

	Shares Available	Number of Shares	Weighted Average	Restricted Stock
	for Future Equity	Underlying Options	Option Exercise	Outstanding
	Grants(#)	(#)	Price($)	(#)

January 1, 2005	4,474,721	1,957,788	18.55	38,966

Grants	(548,111)	499,600	26.39	48,511

Exercises	N/A	(365,741)	15.13	N/A

Cancellations	24,292	(23,071)	22.59	(1,221)

January 1, 2006	3,950,902	2,068,576	21.00	86,256

Grants	(579,103)	446,317	32.56	133,516

Exercises	N/A	(196,145)	17.64	N/A

Cancellations	6,348	(6,348)	25.86	(800)

February 28, 2006	3,378,147	2,312,400	23.50	218,972

Description of the 2006 Plan

      The following summary is qualified in its entirety by reference to the 2006 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Stock Available for Awards

      We may issue up to 5,000,000 shares of our common stock pursuant to awards granted under the 2006 Plan. As of February 28, 2006, options to purchase 2,312,400 shares of common stock and grants of 218,242 shares of restricted stock, were outstanding under the 1996 Plan and an additional 3,378,147 shares were reserved for future grants. Upon approval of the 2006 Plan by our shareholders, the 1996 Plan will be terminated. All of the then outstanding options and shares of restricted stock under the 1996 Plan would remain in effect, but no additional equity grants may be made under the 1996 Plan after approval of the 2006 Plan by our shareholders. Shares that are subject to outstanding options or restricted stock grants under the 1996 Plan as of May 17, 2006 that subsequently terminate, lapse or expire will not be added to the shares available for issuance under the 2006 Plan.

      Shares of our common stock tendered to the Company by a participant to exercise an award will not be added to the number of shares available for grant under the 2006 Plan. Shares of our common stock withheld or tendered to cover tax withholding obligations with respect to an award will be treated as having been issued under the 2006 Plan

Eligibility to Receive Awards

      Employees, officers, directors, consultants and advisors of the Company and its first tier subsidiaries are eligible to be granted awards under the 2006 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its subsidiaries.

Types of Awards

      The 2006 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below.

      Incentive Stock Options and Nonqualified Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. The Company’s intention is that options will be granted at an exercise price not less than 100% of the fair market value (as determined by or in the manner approved by the committee) of our common stock on the date of grant. In addition, under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price that is less than 110% of the fair market value of our common stock to optionees holding more than 10% of the voting power of the Company. Unless approved by our shareholders, we may not reprice outstanding options granted under the 2006 Plan to reduce the exercise price of those options, whether by amendment (except for adjustments due to stock splits and other similar events in our capitalization) or by cancellation or replacement. The 2006 Plan has no provision entitling the optionee to an automatic grant of additional options in connection with the original option grant. In addition, options may not be granted for a term in excess of ten years. The 2006 Plan permits the following forms of payment of the exercise price of options: (a) payment by cash or check, (b) except as may otherwise be provided in the option agreement, subject to certain conditions, surrender to the Company of shares of our common stock, or (c) by any other method the committee may determine.

      Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to require forfeiture of the shares in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

      Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of our common stock or an amount of cash equal to the fair market value of shares of our common stock (as specified by the committee in the applicable award agreement or otherwise) to be delivered at the time such shares vest or restrictions on such shares lapse pursuant to the terms and conditions established by the committee. The committee may provide in its discretion that settlement of a restricted stock unit will be deferred, either on a mandatory basis or at the election of the recipient. Restricted stock units do not grant the holder any voting rights nor do they provide for dividend equivalent rights unless otherwise provided by the committee.

      Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive a number of shares of common stock or cash or a combination thereof (as specified by the committee in the applicable award agreement or otherwise) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock. SARs may be granted independently or in tandem with options granted under the 2006 Plan. When an SAR is granted in tandem with an option, the SAR will be exercisable only at such time or times, and to the extent, that the related option is exercisable (except to the extent designated by the committee). The 2006 Plan provides that the grant price or exercise price of an SAR may not be less than 85% of the fair market value per share of our common stock on the grant date and that SARs granted under the 2006 Plan may not have a term in excess of ten years; the intent of the committee is that barring unforeseen events, the grant price or exercise price would not be less than 100% of the fair market value of the common stock.

      Other Stock-Based Awards. Under the 2006 Plan, the committee has the right to grant stock bonuses having such terms and conditions as the committee may determine. These awards may include the grant of shares based upon certain conditions, and the grant of awards entitling recipients to receive shares of our common stock to be delivered in the future. The committee will determine the terms and conditions of stock bonus awards, including any applicable purchase price. These awards could be available as a form of payment in the settlement of other awards granted under the 2006 Plan or as payment in lieu of compensation to which a participant is entitled.

      Performance Conditions. The committee, for as long as all of its members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, is authorized to determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Internal Revenue Code. The performance criteria for each such award will be based on one or more of the measures approved by our shareholders at the 2005 annual meeting, which includes life insurance production, agent recruiting, expenses, earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, stock price, number of customer accounts, property/casualty production, property/casualty combined ratio, and changes between years or period that are determined with respect to any of the above-listed performance criteria. The performance period may extend over one to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Performance criteria may be measured solely on a consolidated, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, realized and unrealized gain/losses on investments and derivatives, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related accounting policies and practices in effect on the date these awards are approved by the committee.

      With respect to any performance award that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such award, and the committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the participant.

      Grant Limitations. The maximum number of shares with respect to which options, SARs, restricted stock awards, restricted stock units and stock bonus awards may be granted to any participant under the 2006 Plan may not exceed 100,000 shares per fiscal year. For purposes of these limits, the combination of an option in tandem with an SAR is treated as a single award. In general, an option or SAR will be counted against the limit as one share.

Transferability of Awards

      Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, except that the committee may permit gratuitous transfers to certain immediate family members.

Plan Benefits.

      As of February 28, 2006, approximately 215 persons were eligible to receive awards under the 2006 Plan, including the Company’s 11 executive officers, nine non-employee directors, and 16 non-employee directors of subsidiaries. The granting of awards under the 2006 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Administration

      The committee will administer the 2006 Plan. The committee is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2006 Plan and to interpret the provisions of the 2006 Plan.

      Subject to any applicable limitations contained in the 2006 Plan, the committee selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (iii) the duration of options (which may not exceed 10 years) and (iv) the number of shares of common stock subject to any SAR, restricted stock award, restricted stock unit award or stock bonus awards and the terms and conditions of such awards, including, if applicable, conditions for repurchase, issue price and repurchase price.

      The committee is required to make appropriate adjustments in connection with the 2006 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization to the extent it determines such adjustment to be appropriate and necessary.

Change of Control and Reorganization Events

      The 2006 Plan contains provisions addressing the consequences of any reorganization event or a change of control event. A change in control event, as described in the 2006 Plan, includes (a) the acquisition by a group or individual or any capital stock of the Company if, after such acquisition, the group or individual beneficially owns 35% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors, (b) over any two year period, directors in office at the beginning of the period for any reason (with several exceptions) cease to constitute a majority of the Board at the end of the period, (c) with certain exceptions set forth in the 2006 Plan, the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, or (d) the liquidation or dissolution of the Company.

      In the event of a change in control, all outstanding options vest as required by the 2006 Plan. Restricted stock agreements generally will contain provisions that restrictions cease upon a change in control.

Amendment of Award

      Except with respect to repricing outstanding options or SARs, the committee may amend, modify or terminate any outstanding award provided that the participant’s consent to such action will be required unless the committee determines that the action, taking into account any related action, would not materially and adversely affect the participant.

Amendment or Termination

      No award may be made under the 2006 Plan after the tenth anniversary of the effective date of the 2006 Plan, but awards previously granted may extend beyond that date. The committee may at any time amend, suspend or terminate the 2006 Plan, without the approval of our shareholders, except as limited by the applicable rules of the NYSE, and by Section 162(m) and 422 of the Internal Revenue Code. In addition, in the event the NYSE amends its corporate governance rules to no longer require shareholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the 2006 Plan that would (a) materially increase the number of shares authorized under the 2006 Plan (other than share increases resulting from adjustments for changes in our common stock and certain other events as provided in the 2006 Plan), (b) expand the types of awards that may be granted under the 2006 Plan or (c) materially expand the class of participants eligible to participate in the 2006 Plan will be effective unless shareholder approval is obtained.

      If the 2006 Plan is approved by our shareholders, it will become effective on the date of such approval. If shareholders do not approve the adoption of the 2006 Plan, the 2006 Plan will not go into effect and the Company will not grant any awards under the 2006 Plan. In such event, the committee will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

United States Federal Income Tax Consequences

      The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2006 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

      A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-qualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

      A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-qualified Stock Options

      A participant will not have income upon the grant of a non-qualified stock option. A participant will have compensation income upon the exercise of a non-qualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

      A participant will not have income upon the grant of stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sale proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

      A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

Restricted Stock Units

      A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date to the extent the underlying stock or cash equivalent is delivered at that time in an amount equal to the amount of the cash and the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

      The tax consequences associated with any other stock-based award granted under the 2006 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

      There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL

OF THE 2006 CLASS A COMMON STOCK COMPENSATION PLAN.

REPORT OF THE AUDIT COMMITTEE

      The purpose of the Audit Committee is to assist the Board in its general oversight of FBL’s financial reporting, internal controls, compliance and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Charter is available on the Company’s website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.

      The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. During 2005, management requested service proposals from a number of national and regional accounting firms. After a thorough review of the proposals, the Audit Committee determined to again engage Ernst & Young LLP. The engagement letter with Ernst & Young LLP for 2006 states that disputes between the parties will be resolved by mediation or arbitration, as opposed to litigation, and prohibits awards of punitive damages by arbitrators.

      The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. Management is responsible for the preparation, presentation and integrity of FBL’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

      Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

      During the course of 2005, management continued the documentation, testing and evaluation of FBL’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the process, the Committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting.

      The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements, both included in the Company’s Annual Report on Form 10-K related to its audit of (i) management’s assessment of the effectiveness of internal control over financial reporting, (ii) the effectiveness of internal control over financial reporting and (iii) the consolidated financial statements and financial statement schedules. The Committee continues to oversee FBL’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2006.

      The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP the firm’s independence.

      Based on the committee’s review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL’s audited consolidated financial statements be included in FBL’s Annual Report on Form 10-K for fiscal year 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Jerry L. Chicoine
John W. Creer

PROPOSAL NUMBER THREE — RATIFICATION OF THE APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2006. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee’s action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

      Ernst & Young LLP provided audit and other services during 2005 and 2004 for fees totaling $1,398,445 and $1,434,000, respectively. This included the following fees:

      Audit Fees: $1,289,445 and $1,324,000, respectively, for the annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Reports on Form 10-Q;

      Audit Related Fees: $71,000 and $75,000, respectively, primarily for employee benefit plan audits;

      Tax Related Fees: $38,000 and $35,000, respectively, for tax compliance, tax consulting and tax planning;

      All Other Fees: $0 and $0, respectively.

      The Company’s policy as reflected in the Audit Committee Charter which can be found on our website at www.fblfinancial.com, is that all services provided by the Company’s Independent Registered Public Accounting Firm, and fees for such services, must be approved in advance by the Audit Committee. The committee has determined to grant general pre-approval authority for tax services that are routine and recurring, and would not impair the independence of the Independent Registered Public Accounting Firm, of $5,000 per engagement and $35,000 in total for the calendar year, and for other services that are routine and recurring, and would not impair the independence of the Independent Registered Public Accounting Firm, of $10,000 per engagement and $40,000 in total for audit services, and $10,000 per engagement and $40,000 in total for audit related services. Engagements exceeding those limits require specific pre-approval. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

      Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR

THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2006.

      Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

EXHIBIT A

FBL Financial Group, Inc.

2006 Class A Common Stock

Compensation Plan

Effective Date: May 17, 2006

FBL FINANCIAL GROUP, INC.

2006 CLASS A COMMON STOCK COMPENSATION PLAN

      1.     PURPOSE. The purpose of the Plan is to provide additional incentive to those officers, employees, advisors and consultants of the Company and its Subsidiaries whose substantial contributions are essential to the continued growth and success of the Company’s business in order to strengthen their commitment to the Company and its Subsidiaries, to motivate them to faithfully and diligently perform their assigned responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. An additional purpose of the Plan is to build a proprietary interest among the Non-Employee Directors of the Company and its First Tier Subsidiaries and thereby secure for the Company’s stockholders the benefits associated with common stock ownership by those who will oversee the Company’s future growth and success. To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Bonuses or Stock Appreciation Rights. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Exchange Act.

      2.     DEFINITIONS. For purposes of this Plan:

(a) “Advisor” or “Consultant” means an advisor or consultant who is an independent contractor with respect to the Company or a Subsidiary, and who provides bona fide services (other than in connection with the offer or sale of securities in a capital raising transaction) to the executive officers or Board of Directors with regard to major functions, portions or operations of the Company’s business; who is not an employee, officer, director or holder of more than 10% of the outstanding voting securities of the Company, and whose services the Committee determines is of vital importance to the overall success of the Company.

(b) “Agreement” means the written agreement evidencing the grant of an Award and setting forth the terms and conditions thereof.

(c) “Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonuses.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Capitalization” means any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise.

(f) “Change in Control” means one of the following events:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company; or

(ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the company to effect a transaction described in subsections 2(f)(i), 2(f)(iii), or 2(f)(iv) of this Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) a merger approved by the stockholders of the Company is consummated, other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or a sale of all or substantially all of the assets of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Management Development and Compensation Committee of the Board or any other committee which may be appointed by the Board to administer the Plan to perform the functions set forth herein. Any such committee must be comprised entirely of independent directors, as the term “independent” is defined in the rules of the New York Stock Exchange.

(i) “Company” means FBL Financial Group, Inc., an Iowa corporation, or any successor thereto.

(j) “Disability” means the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six (6) months.

(k) “Effective Date of this Plan” shall be the later of May 17, 2006 or the date the Plan is approved by the Stockholders.

(l) “Eligible Employee” means any officer, employee, advisor or consultant of the Company or a Subsidiary of the Company designated by the Committee as eligible to receive Awards subject to the conditions set forth herein.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Executive Officer” shall mean an officer of the Company who is required to file reports under Section 16 of the Exchange Act.

(o) “Fair Market Value” means the fair market value of the Shares as determined by the Committee in its sole discretion; provided, however, that (A) if the Shares are then admitted to trading on a national securities exchange, the Fair Market Value on any date shall be the last sale price reported for the Shares on such exchange on such date or on the last date preceding such date on which a sale was reported, (B) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or other comparable quotation system and have been designated as a National Market System (“NMS”) security, the Fair Market Value on any date shall be the last sale price reported for the Shares on such system on such date or on the last day preceding such date on which a sale was reported or (C) if the Shares are admitted to quotation on NASDAQ and have not been designated an NMS security, the Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the shares on such system on such date.

(p) “First Tier Subsidiary” means a corporation 50% or more of whose stock possessing voting power is owned directly by the Company.

(q) “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

(r) “Non-Employee Director” means a member of the Board or a member of the board of directors of a First Tier Subsidiary, who is not an employee of the Company or a Subsidiary.

(s) “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

(t) “Option” means an Incentive Stock Option, a Nonqualified Stock Option, or either or both of them, as the context requires.

(u) “Participant” means a person to whom an Award has been granted under the Plan.

(v) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or Restricted Stock Units is restricted in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and is subject to a substantial risk of forfeiture, as provided in Section 10 below.

(w) “Plan” means the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan, as amended from time to time.

(x) “Restricted Stock” means a Stock Award granted to a Participant pursuant to Section 9 below which the Committee has determined should be subject to one or more restrictions on transfer for a specified Period of Restriction.

(y) “Restricted Stock Unit” means a contractual right granted to a Participant under this Plan to receive a Share (or cash equivalent) which the Committee has determined has subject to one or more restrictions or transfer for a specified Period of Restriction.

(z) “Retirement” means termination of employment of a Participant by the Company (other than as a result of death or Disability) if the Participant is (i) at least 55 years of age and has at least ten years of ‘credited service’ as defined in the FBL Financial Group Retirement Plan, or (ii) is at least 65 years of age and has at least five years of credited service.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Shares” means shares of the Class A Common Stock, without par value of the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization), as the case may be.

(cc) “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of Shares as provided in Section 7 hereof.

(dd) “Stock Bonus” shall mean a grant of Shares to an Employee, Advisor or Consultant pursuant to Section 9 below.

(ee) “Subsidiary” means any corporation in a descending, unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(ff) “Ten-Percent Stockholder” means an Eligible Employee, who, at the time an Incentive Stock Option is to be granted to such Eligible Employee, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a parent or a Subsidiary within the meaning of Sections 424(e) and 424(f), respectively, of the Code.

      3.     ADMINISTRATION.

(a) The Plan shall be administered by the Committee, which Committee shall at all times satisfy the provisions of Rule 16b-3 under the Exchange Act. The Committee shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, Options, Stock Bonuses, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Company shall pay all expenses incurred in the administration of the Plan. Notwithstanding any provision of this Plan to the contrary, the Board may assume the powers and responsibilities granted to the Committee or other delegate at any time, in whole or part.

(b) Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time:

(i) to determine those Eligible Employees to whom Awards shall be granted under the Plan and the number of Shares subject to such Awards to be granted to each Eligible Employee and to prescribe the terms and conditions (which need not be identical) of each Award, including the purchase price per share of each Award, and the forfeiture provisions, if any, if the Employee leaves the employment of the Company or a Subsidiary within a prescribed time or acts against the interests of the Company within a prescribed time;

(ii) to construe and interpret the Plan, the Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, and (subject to the provisions of Section 13 below) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company or a Subsidiary, and the Participants, as the case may be;

(iii) to determine the duration and purposes for leaves of absence which may be granted to a Participant without constituting a termination of employment or service for purposes of the Plan; and

(iv) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

(c) Unless otherwise authorized by the shareholders of the Company, the Committee shall not authorize the amendment of any outstanding stock option or stock appreciation right to reduce the exercise price.

(d) No stock option or stock appreciation right shall be cancelled and replaced with awards having a lower exercise price without the prior approval of the shareholders of the Company. This provision is intended to prohibit the repricing of “underwater” stock options and stock appreciation rights.

      4.     STOCK SUBJECT TO PLAN.

(a) The maximum number of shares that may be issued or transferred pursuant to Awards granted under this Plan is five million (5,000,000) (or the number and kind of shares of stock or other securities that are substituted for those Shares or to which those Shares are adjusted upon a Change in Capitalization), and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares, such number of Shares as shall be determined by the Board. Notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonuses in the same year, shall exceed 100,000 Shares. If an

Option is canceled, the canceled Option continues to count against the maximum number of Shares for which Options may be granted to a Participant in any year.

(b) Whenever any outstanding Award or portion thereof expires, is canceled or is otherwise terminated (other than by exercise of the Award), the Shares allocable to the unexercised portion of such Award may again be the subject of Awards hereunder, to the extent permitted by Rule 16b-3 under the Exchange Act.

      5.     ELIGIBILITY. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Employees who will receive Awards.

      6.     OPTIONS. The Committee may grant Options in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. Each Option and Agreement shall be subject to the following conditions:

(a) Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be set forth in the Agreement; provided, however, that the purchase price per Share under each Nonqualified Stock Option shall not be less than 85% of the Fair Market Value of a Share at the time the Option is granted, 100% in the case of an Incentive Stock Option generally and 110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder.

(b) Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder). The Committee may, subsequent to the granting of any Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

(c) Non-transferability. No Option granted hereunder shall be transferable by the Participant to whom such Option is granted otherwise than (i) except for an Incentive Stock Option, by gift, to an immediate family member or members, or to a partnership or limited liability company consisting only of immediate family members, or to a trust solely for the benefit of the Participant and/or immediate family members, (a “donee” or “assignee”), (ii) by will or the laws of descent and distribution, or (iii) pursuant to a qualified domestic relations order as defined in the Code, and an Option may be exercised during the lifetime of such Participant only by the Participant, the Participant’s donee, or such Participant’s guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs, donees and successors of the Participant.

(d) Vesting. Subject to subsection 6(e) below, unless otherwise set forth in the Agreement, each Option shall become exercisable upon the earlier of (i) as to all of the Shares covered by the Option on the death, Retirement or Disability of the Participant; or (ii) as to 20 percent of the Shares covered by the Option on the first anniversary of the date the Option was granted and as to an additional 20 percent of the Shares covered by the Option on each of the following four (4) anniversaries of such date of grant. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

(e) Accelerated Vesting. Notwithstanding the provisions of subsection 6(d) above, each Option granted to a Participant shall become immediately exercisable in full upon the occurrence of a Change in Control.

(f) Termination of Employment. In the event that a Participant ceases to be employed by the Company or any Subsidiary, any outstanding Options held by such Participant shall, unless this Plan or the Agreement evidencing such Option provides otherwise, terminate as follows:

(i) If the Participant’s termination of employment is due to his death, Disability, or Retirement, the Option shall be exercisable for a period of three (3) years following such termination of employment, and shall thereafter terminate; and

(ii) If the Participant’s termination of employment is for any other reason (including a Participant’s ceasing to be employed by a Subsidiary as a result of the sale of such Subsidiary or an interest in such Subsidiary), the Option (to the extent exercisable at the time of the Participant’s termination of employment) shall be exercisable for a period of thirty (30) days following such termination of employment, and shall thereafter terminate.

Notwithstanding the foregoing, the Committee may provide, either at the time an Option is granted or thereafter, that the Option may be exercised after the periods provided for in this Section 6(f), but in no event beyond the term of the Option.

(g) Method of Exercise. The exercise of an Option shall be made only by a written notice delivered to the Secretary of the Company at the Company’s principal executive office, specifying the number of shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise in cash, by check, or, at the discretion of the Committee and upon such terms and conditions as the Committee shall approve, by transferring Shares to the Company or by such other method as the Committee may determine. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Option or the Agreement evidencing any Stock Appreciation Right to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Participant. Not less than 100 Shares may be purchased at any time upon the exercise of an Option unless the number of Shares so purchased constitutes the total number of Shares then purchasable under the Option.

(h) Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Participant, and (iii) the Participant’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

      7.     STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant a Stock Appreciation Right alone (a “Free Standing Stock Appreciation Right”) or in conjunction with the grant of an Option (a “Related Stock Appreciation Right”), in either case, in accordance with the Plan, and the terms and conditions of such Stock Appreciation Right shall be set forth in an Agreement. A Related Stock Appreciation Right shall cover the same Shares covered by the related Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7 be subject to the same terms and conditions as the related Option.

(a) Grant of Stock Appreciation Rights.

(i) Time of Grant of Related Stock Appreciation Right. A Related Stock Appreciation Right may be granted either at the time of grant, or at any time thereafter during the term of the Option; provided, however, that Related Stock Appreciation Rights related to Incentive Stock Options may only be granted at the time of grant of the Option.

(ii) Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares covered by each Free Standing Stock Appreciation Right shall be set forth in the Agreement; provided, however, that the purchase price per Share under each Free Standing Stock Appreciation Right shall not be less than 85% of the Fair Market Value of a Share at the time the Free Standing Stock Appreciation Right is granted. The purchase price or the manner in which the purchase price is to be determined for Shares covered by each Related Stock Appreciation Right shall be set forth in the Agreement for the related Option.

(iii) Payment. A Stock Appreciation Right shall entitle the holder thereof, upon exercise of the Stock Appreciation Right or any portion thereof, to receive payment of the amount computed pursuant to Section 7 (a) (vi) below.

(iv) Exercise. Free Standing Stock Appreciation Rights generally will be exercisable at such time or times, and may be subject to such other terms and conditions, as shall be determined by the Committee, in its discretion, and such terms and conditions shall be set forth in the Agreement; provided, however, that no Free Standing Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date it is granted. No Free Standing Stock Appreciation Right granted hereunder shall be transferable by the Participant to whom such right is granted otherwise than by will or the laws of descent and distribution, and a Free Standing Stock Appreciation Right may be exercised during the lifetime of such Participant only by the Participant or such Participant’s guardian or legal representative. The terms of such Free Standing Stock Appreciation Right shall be binding upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

Subject to subsection 7(a)(v) below, a Related Stock Appreciation Right shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Related Stock Appreciation Right granted in conjunction with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option.

(v) Accelerated Vesting. Notwithstanding the provisions of subsection 7(a)(iv) above, each Stock Appreciation Right granted to a Participant shall become immediately exercisable in full upon the occurrence of a Change in Control.

(vi) Amount Payable. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over (i) with respect to a Related Stock Appreciation Right, the per Share purchase price under the related Option, and (ii) with respect to a Free Standing Stock Appreciation Right, the per Share purchase price set forth in the Agreement by (B) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit at the time it is granted.

(vii) Treatment of Related Options and Related Stock Appreciation Rights Upon Exercise. Upon the exercise of a Related Stock Appreciation Right, the related Option shall be canceled to the extent of the number of Shares as to which the Related Stock Appreciation Right is exercised and upon the exercise of an Option granted in conjunction with a Related Stock Appreciation Right, the Related Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the related Option is exercised or surrendered.

(b) Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and with respect to a Related Stock Appreciation Right, the Agreement evidencing any related Option to the Secretary of the

Company who shall endorse thereon a notation of such exercise and return such Agreement or Agreements to the Participant.

(c) Form of Payment. Payment of the amount determined under Sections 7(a)(vi) above may be made solely in whole Shares in a number determined based upon their Fair Market Value on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and Shares as the Committee deems advisable. In the event that a Stock Appreciation Right is exercised within the sixty-day period following a Change in Control, any amount payable shall be solely in cash. If the Committee decides to make full payment in Shares, and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

      8.     ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

(a) In the event of a Change of Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to the maximum number and class of shares of stock with respect to which Awards may be granted under the Plan, and to the number and class of shares of stock as to which Awards have been granted under the Plan, and the purchase price therefor, if applicable.

(b) Any such adjustment in the Shares or other securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

      9.     STOCK BONUSES AND RESTRICTED STOCK.

(a) Grant of Stock Bonuses. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares to Employees, Advisors and Consultants either outright or subject to such restrictions as the Committee shall determine pursuant to this Section 9, and in such amounts as the Committee shall determine.

(b) Restricted Stock Agreement. If the Committee grants Shares subject to restrictions, each such grant shall be evidenced by a Restricted Stock Agreement that shall specify the Period of Restriction, or Periods, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

(c) Transferability. Except as provided in this Section 9, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. However, in no event may any Restricted Stock granted under this Plan to an Executive Officer or Director become vested in a Participant prior to twelve (12) months following the date of its grant. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only by such Participant.

(d) Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific (Company-wide, divisional, and/or individual) performance goals, and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(e) Certificate Legend. In addition to any legends placed on certificates pursuant to subsection 9(d), each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan and in a Restricted Stock Agreement dated . A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of FBL Financial Group, Inc.”

(f) Removal of Restrictions. Except as otherwise provided in this Section, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by subsection 9(e) removed from his Stock certificate.

(g) Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise voting rights, if any, with respect to those Shares.

(h) Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. If any such dividends or distributions are paid in Shares of Stock, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(i) Termination of Employment. Unless specified differently in the Restricted Stock Agreement, in the event that a Participant experiences a termination of employment with the Company for any reason, including death, Disability, or Retirement, (as defined herein or under the then-established rules of the Company), any and all of the Participant’s Shares of Restricted Stock still subject to restrictions as of the date of termination shall automatically be forfeited and returned to the Company; provided, however, that the Committee, in its sole discretion, may waive the restrictions remaining on any or all Shares of Restricted Stock, pursuant to this Section 9, and add such new restrictions to those Shares of Restricted Stock as it deems appropriate.

      10.     RESTRICTED STOCK UNITS.

(a) Grants of Restricted Stock Units. A Restricted Stock Unit shall entitle the Participant to receive one Share at such future time and upon such terms as specified by the Committee in the Agreement evidencing such award. Restricted Stock Units issued under the Plan may have restrictions which lapse based upon the service of a Participant, or based upon other criteria that the Committee may determine appropriate. The Committee may require a cash payment from the Participant in exchange for the grant of Restricted Stock Units or may grant Restricted Stock Units that vest on the attainment of performance goals determined by the Committee, and must have the attainment of such performance goals certified in writing by the Committee as a condition to vesting.

(b) Vesting of Restricted Stock Units. The Committee shall establish the vesting schedule applicable to Restricted Stock Units and shall specify the times, vesting and performance goal requirements. Until the end of the period(s) of time specified in the vesting schedule and/or the satisfaction of any performance criteria, the Restricted Stock Units subject to such grant shall remain subject to forfeiture.

(c) Termination of Employment. If the Participant’s employment with the Company and/or a Subsidiary ends before the Restricted Stock Units vest, the Participant shall forfeit all unvested Restricted Stock Units, unless the termination is a result of the occurrence of a death, Disability or Retirement, or the Committee determines that the Participant’s unvested Restricted Stock Units shall vest as of the date of such event; provided, however, the Committee may grant Restricted Stock Units precluding such accelerated vesting.

(d) Death, Disability and Retirement. This section shall apply unless varied by Terms of the applicable Agreement. In the event the death, Disability or Retirement of a Participant occurs before the date or dates on which Restricted Stock Units vest, the expiration of the applicable restrictions (other than restrictions based on performance criteria) shall be accelerated and the Participant shall be entitled to receive the Shares free of all such restrictions. In the case of Restricted Stock Units which are based on performance criteria, then as of the date of death, Disability or Retirement, the Participant shall be entitled to receive a number of Shares that is determined by measuring the selected performance criteria from the Company’s most recent publicly available quarterly results that are available as of the date of death, Disability or Retirement; provided, however, the Committee may grant Restricted Stock Units precluding such partial awards. All other Shares subject to such Restricted Stock Units shall be forfeited and returned to the Company as of the date of death, Disability or retirement.

(e) Acceleration of Award. Notwithstanding anything to the contrary in this Plan, the Committee shall have the power to permit, in its sole discretion, an acceleration of the applicable restrictions or the applicable period of such restrictions with respect to any part or all of the Restricted Stock Units awarded to a Participant; provided, however, the Committee may grant Restricted Stock Units precluding such accelerated vesting.

(f) Necessity of Agreement. Each grant of Restricted Stock Unit(s) shall be evidenced by an Agreement that shall specify the terms, conditions and restrictions regarding the Participant’s right to receive Share(s) in the future, and shall incorporate such other terms and conditions as the Committee, acting in its sole discretion, deems consistent with the terms of this Plan.

(g) Transferability of Restricted Stock Units. Except as otherwise provided in a Participant’s Agreement, no Restricted Stock Unit granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the holder Participant, except upon the death of the holder Participant by will or by the laws of descent and distribution.

(h) Voting, Dividend & Other Rights. Unless the applicable Agreement provides otherwise, holders of Restricted Stock Units shall not be entitled to vote or to receive dividends until they become owners of the Shares pursuant to their Restricted Stock Units, and, unless the applicable Stock Incentive Agreement provides otherwise, the holder of a Restricted Stock Unit shall not be entitled to any dividend or dividend equivalents.

      11.     NON-EMPLOYEE DIRECTOR OPTIONS. Notwithstanding any of the other provisions of the Plan to the contrary, the provisions of this Section 11 shall apply only to grants of Options to Non-Employee Directors. Except as set forth in this Section 11, the other provisions of the Plan shall apply to grants of Options to Non-Employee Directors to the extent not inconsistent with this Section. For purposes of interpreting Section 6 of this Plan, a Non-Employee Director’s service as a member of the Board of Directors of the Company or of a First Tier Subsidiary shall be deemed to be employment with the Company or its Subsidiaries.

(a) General. Non-Employee Directors shall receive Nonqualified Stock Options in accordance with this Section 11 and may not be granted Stock Appreciation Rights, Restricted Stock or Incentive Stock Options under this Plan. The purchase price per Share purchasable under Options granted to Non-Employee Directors shall be the Fair Market Value of a Share on the date of grant. No Agreement with any Non-Employee Director may alter the provisions of this Section.

(b) Annual Grants to Non-Employee Directors. Each Non-Employee Director will, without action by the Committee, annually be granted an option to purchase 4,000 shares, and each Non-Employee Director of a First Tier Subsidiary will, without action by the Committee, annually be granted automatically an Option to purchase 2,000 Shares. The grants shall be made on January 15 of each year, to all such directors in office on each such date.

(c) Vesting. Each Option granted to Non-Employee Directors shall be immediately exercisable as to all of the Shares covered by the Option. Sections 6(d) and 6(f) of this Plan shall not apply to Options granted to Non-Employee Directors.

(d) Duration. Subject to the immediately following sentence, each Option granted to a Non-Employee Director shall be for a term of 10 years. Upon the cessation of a Non-Employee Director’s membership on the Board for any reason, Options granted to such Non-Employee Director shall expire upon the earlier of (i) three (3) years from the date of such cessation of Board membership or (ii) expiration of the term of the Option. The Committee may not provide for an extended exercise period beyond the periods set forth in this Section 11(d).

(e) Declining Awards. Notwithstanding any automatic grant of an Award to a Non-Employee Director under this Section 11, a Non-Employee Director may elect, at any time before the automatic Award would otherwise be made, to decline an automatic Award under this Plan or to revoke a previous election to decline an automatic grant of an Award. A Non-Employee Director who elects to decline the automatic grant of an Award under this Plan shall receive nothing in lieu of such Award (either at the time of such election or at any time thereafter).

      12.     RELEASE OF FINANCIAL INFORMATION. A copy of the Company’s annual report to stockholders shall be delivered to each Participant if and at the time any such report is distributed to the Company’s stockholders. Upon request by any Participant, the Company shall furnish to such Participant a copy of its most recent annual report and each quarterly report and current report filed under the Exchange Act since the end of the Company’s prior fiscal year.

      13.     TERMINATION AND AMENDMENT OF THE PLAN. The Plan shall terminate on the day preceding the tenth anniversary of its Effective Date, except with respect to Awards outstanding on such date, and no Awards may be granted thereafter. The Board may sooner terminate or amend the Plan at any time, and from time to time; provided, however, that, except as provided in Section 8 hereof, no amendment shall be effective unless approved by the stockholders of the Company where stockholder approval of such amendment is required (a) to comply with Rule 16b-3 under the Exchange Act or (b) to comply with any other law, regulation or stock exchange rule. Notwithstanding anything in this Section 13 to the contrary, Section 11 relating to Options for Non Employee Directors shall not be amended more than once in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations thereunder.

      Except as provided in Section 8 hereof, rights and obligations under any Award granted before any amendment of the Plan shall not be adversely altered or impaired by such amendment, except with the consent of the Participant.

      14.     NON-EXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

      15.     LIMITATION OF LIABILITY. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any employee any right to be granted an Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company or its Subsidiaries to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, expressed or implied, that the Company, or its Subsidiaries, will employ any person in any particular position, at any particular rate of compensation or for any particular period of time.

      16.     REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

(a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Iowa.

(b) The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c) Any provisions of the Plan inconsistent with Rule l6b-3 under Exchange Act shall be inoperative and shall not affect the validity of the Plan.

(d) Except as otherwise provided in Section 13, the Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Participants granted Incentive Stock Options, the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(e) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

(f) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such Participant are acquired for investment only and not with a view to distribution.

      17.     MISCELLANEOUS.

(a) Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. Subject to Section 3(c) and (d), the Committee may also grant more than one Award to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Participant. The grant of multiple Awards may be evidenced by a single Agreement or multiple Agreements, as determined by the Committee.

(b) Withholding of Taxes. The Company shall have the right to deduct from any payment of cash to any Participant an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any Award. Notwithstanding anything to the contrary contained herein, if a Participant is entitled to receive Shares upon exercise of an Option or Stock Appreciation Right, the Company shall have the right to require such Participant, prior to the delivery of such Shares, to pay to the Company the amount of any federal, state or local income taxes and other amounts that the Company is required by law to withhold. Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value, on the date the tax is to be determined, equal to the amount required to be withheld. All elections shall be irrevocable, and be made in writing, signed by the Participant in advance of the day that the transaction becomes taxable. The Agreement evidencing any Incentive Stock Options granted under this Plan shall provide that if the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of the Incentive Stock Option, and such disposition occurs within the two-year period commencing on the day after the date of grant of such Option or within the one-year period commencing on the day after the date of transfer of the Share or Shares to the Participant pursuant to the exercise of such Option, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts that the Company informs the Participant the Company is required to withhold.

(c) Designation of Beneficiary. Each Participant may, with the consent of the Committee, designate a person or persons to receive in the event of such Participant’s death, any Award or any amount of Shares payable pursuant thereto, to which such Participant would then be entitled. Such designation shall be made upon forms supplied by and delivered to the Company and may be revoked or changed in writing. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Options, Stock Appreciation Rights, Restricted Stock and/or amounts payable to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options, Stock Appreciation Rights, Restricted Stock and/or amounts payable to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(d) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

(e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      18.     EFFECTIVE DATE. This Plan shall become effective on the Effective Date of this Plan.

FBL Financial Group, Inc.
March 31, 2006
Dear Shareholder:
     The annual meeting of Shareholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Wednesday, May 17, 2006. At the meeting the Class A Shareholders will elect eight directors, Class B Shareholders will elect five directors, and the shareholders will act on two other proposals which your Board of Directors believes are important to the continued progress of the Company.
     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.
(Detach Proxy Form Here)

This proxy will be voted “FOR” items 1, 2 and 3 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

Dated	, 2006

Please sign name or names as appearing on this proxy. If signing as a representative, please indicate capacity.

(Detach Proxy Form Here)

PROXY
CLASS A COMMON SHAREHOLDERS
FBL FINANCIAL GROUP, INC.
Annual Meeting May 17, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION
     The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig A. Lang and William J. Oddy, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 17, 2006, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:
1.	Election of Class A Directors:
☐	FOR all nominees listed below (except as marked to the contrary below)

☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Jerry L. Chicoine, John W. Creer, Tim H. Gill, Robert H. Hanson, Paul E. Larson, Edward W. Mehrer, William J. Oddy, John E. Walker
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

2.	Approve the 2006 Class A Common Stock Compensation Plan.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
3.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
4.	On any other matter that may be submitted to a vote of shareholders.
(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)